EX(h)(7)(a)

Amendment to Accounting Services Agreement

This Amendment No. 1 (this “Amendment”), dated December 15, 2016 to the Accounting Services Agreement (the “Agreement”), dated September 1, 2012, as amended, between and among Century Capital Management Trust, (the “Trust”), and ALPS Fund Services, Inc. (“ALPS”) (each, a “Party” and together, the “Parties”).

WHEREAS, the Trust and ALPS wish to amend the Agreement and the List of Portfolios set forth in Appendix A.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto.

2.	Appendix C to the Agreement is deleted in its entirety and replaced with the Appendix C attached hereto.

3.	This Amendment shall become effective November 1, 2016 and remain in effect for a one year period.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

CENTURY CAPITAL MANAGEMENT TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Julie Smith	By:	/s/ Jeremy O. May
	Julie Smith		Jeremy O. May
	Chief Financial Officer		President

APPENDIX A

LIST OF PORTFOLIOS

Century Shares Trust
Century Small Cap Select Fund

APPENDIX C

COMPENSATION

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